

SUGARLOAF PROJECT
NICOLA LAKE
Nicola Lake
Nicola
Merritt
Merritt Airfield
Collettville
Kamloops Connector
Coquihalla Highway
Peachland Connector
Power Line
Clapperton Creek
Nestor Creek
Hamilton Creek
Godey Creek
Pye Creek
Nelly Creek
Stirling Creek
Coldwater River
Teenamilsts Cre
Sugarloaf Mountain
Mount Nicola
Iron Mountain
Corbett Lake
Monck Prov
N
5
5A
914
1219
610
1524
2 km
GPS Map Detail